For Period Ending 06/30/06
File No. 811-2224

Item 77C. Submission of matters to a vote of security holders

A Special Meeting of Shareholders of MML Large Cap Value Fund, MML Equity Index Fund, MML Growth Equity Fund, MML OTC 100 Fund, MML Small Cap Growth Equity Fund and MML Emerging Growth Fund, each a series of MML Series Investment Fund, was held on April 13, 2006. Notice of the meeting, and a Proxy Statement, were distributed on or about March 17, 2006 to shareholders of record as of February 21, 2006. The results of the vote on the matter submitted to shareholders at the Special Meeting are as follows:

Proposal 1: To elect Richard H. Ayers, Allan W. Blair, Mary E. Boland, Frederick C. Castellani, Richard W. Greene, R. Alan Hunter, Jr., Robert E. Joyal and F. William Marshall, Jr. as Trustees for an indefinite term of office. A

Proposal 1:	Shares	Shares For	% of shares voted	Withhold	% of shares voted
Richard H. Ayers	35,944,152.854	34,597,453.471	96.253	1,346,699.383	3.747
Allan W. Blair	35,944,152.854	34,587,480.502	96.226	1,356,672.352	3.774
Mary E. Boland	35,944,152.854	34,626,191.505	96.333	1,317,961.349	3.667
Frederick C. Castellani	35,944,152.854	34,613,099.225	96.297	1,331,053.629	3.703
Richard W. Greene	35,944,152.854	34,605,559.314	96.276	1,338,593.540	3.724
R. Alan Hunter, Jr.	35,944,152.854	34,597,056.598	96.252	1,347,096.256	3.748
Robert E. Joyal	35,944,152.854	34,564,253.122	96.161	1,379,899.732	3.839
F. William Marshall, Jr.	35,944,152.854	34,525,175.339	96.052	1,418,977.515	3.948

A Denotes trust-wide proposals and voting results.

Item 77O. Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Growth Equity Fund (Series 7)

On March 2, 2006, Registrant purchased 1,100 shares issued by Energy Conversion Devices Inc at a price of $49.00 per share, amounting to a $53,900 aggregate purchase price. Jefferies & Co, an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate. UBS Securities was the broker from whom the Fund purchased shares.

MML Mid Cap Value Fund (Series 19)

On June 16, 2006, Registrant purchased 62,016 shares issued by Empire District Electric Company at a price of $20.25 per share, amounting to a $1,255,824 aggregate purchase price. Jefferies & Co, an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. UBS Warburg, A.G. Edwards was the broker from whom the Fund purchased shares.